Exhibit 10.3

Hillenbrand, Inc.

April 26, 2013

Mr. Joe A. Raver

Hillenbrand, Inc.

One Batesville Boulevard

Batesville, Indiana 47006

Subject:  Amendments to Outstanding Long-Term Incentive Compensation Grants

Dear Mr. Raver:

Pursuant to our recent discussions and in connection with your appointment as President and Chief Executive Officer of Hillenbrand, Inc. (the “Company”), to be effective September 6, 2013 (the “Effective Date”), this document amends the following grant instruments between you and the Company, granting awards under its Stock Incentive Plan (the “Plan”): (i) that certain Restricted Stock Award Agreement dated December 6, 2010, Performance Based Unit Award Agreement dated December 6, 2011, and Performance Based Unit Award Agreement dated December 4, 2012 (the foregoing, collectively, the “Stock Award Agreements”); and (ii) that certain Non-Qualified Stock Option Agreement dated December 6, 2010, Non-Qualified Stock Option Agreement dated December 6, 2011, and Non-Qualified Stock Option Agreement dated December 4, 2012 (the foregoing, collectively, the “Stock Option Agreements”).  By signing below, you and the Company agree as follows:

1.                                      Amendments to Stock Award Agreements.  Effective as of the Effective Date, Section 9 of each of the Stock Award Agreements shall be deleted in its entirety and replaced with the following:

9.                                      Change in Control.  Notwithstanding anything set forth in this Agreement, including Section 8 above, upon the occurrence of a Change in Control during the Measurement Period, the award described in this Agreement shall be subject to the relevant terms and conditions set forth in any Change in Control Agreement between Employee and the Company, including any provisions therein relating to accelerated vesting upon termination.

2.                                      Amendments to Stock Option Agreements.  Effective as of the Effective Date, Section 4(b) of each of the Stock Option Agreements shall be deleted in its entirety and replaced with the following:

(b)                                 Notwithstanding anything set forth in this Agreement, including Section 7 below, upon the occurrence of a Change in Control of the Company (as such term is defined in the Plan), your Option shall be subject to the relevant terms and conditions set forth in any Change in Control Agreement between Employee and the Company, including any provisions therein relating to accelerated vesting upon termination.

The provisions of the Stock Award Agreements and Stock Option Agreements not specifically amended above shall continue in full force and effect.

Please indicate your agreement and acceptance of the foregoing by signing below and returning a copy to the Company.

Very truly yours,

HILLENBRAND, INC.

	By:	/S/ P. Douglas Wilson
	Name:	P. Douglas Wilson
	Title:	Senior Vice President, Chief Administrative Officer

ACCEPTED AND AGREED TO:

/S/ Joe A. Raver
Joe A. Raver